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                                  EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm



The Board of Directors and Shareholders
Amistar Corporation:


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-94696, 33-89554 and 333-125959), of Amistar Corporation, of our report dated February 15, 2006, except as to Notes 1 and 4, which are as of March 30, 2006, relating to the consolidated balance sheets of Amistar Corporation and subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2005, 2004 and 2003, and the referenced consolidated financial statement schedule therein, which appear in the December 31, 2005 annual report on Form 10-KSB of Amistar Corporation.




                                                            \s\ BDO Seidman, LLP


Costa Mesa, California
March 30, 2006